Exhibit 10.76

Cendant Corporation
Senior Executive Officer Supplemental Life Insurance Program

This Senior Executive Officer Supplemental Life Insurance Program (the “Program”) has been established by Cendant Corporation (the “Corporation”).  The Program will have substantially such terms and conditions as set forth below, and shall be subject to such amendments, modifications and interpretations determined from time to time by the Corporation’s Compensation Committee (the “Committee”) in its sole and absolute discretion.

1.                                       Participation.  Participation in the Program is limited solely to senior executive officers of the Corporation as determined by the Committee in its sole and absolute discretion.  No employee or officer of the Corporation shall have any right to participate in the Program absent the express written approval and designation of the Committee.  Upon the Commencement of the Program in August 2003, Participation in the Program is limited to the senior executive officers listed below.  From time to time, the Committee may approve and designate additional senior executive officers as eligible to participate.  A senior executive officer of the Corporation approved and designated as a participant in the Program pursuant to a duly authorized act of the Committee is referred to herein as a “Participant.”

Jim Buckman

Steve Holmes

Ron Nelson

Richard Smith

Sam Katz

Kevin Sheehan

Tom Christopoul

Scott Forbes

2.                                       Removal From Participation. A Participant may be, and shall be, terminated from participating in the Program on the first to occur of the following: (i) upon the Committee’s duly authorized action to terminate the Program for all then active Participants; provided, however, that each such Participant is provided no less than 30 days written notice of the termination of the Program; (ii) immediately upon a Participant’s termination of employment with the Corporation and its subsidiaries for any reason whatsoever; (iii) upon any duly executed determination by the Committee that a Participant shall no longer be a Participant for any reason, or no reason, in the sole and absolute discretion of the Committee; provided, however, that any such Participant is provided no less than 30 days written notice of his or her termination as a Participant of the Program and (iv) immediately upon a Participant’s failure to comply with the terms of the Program, including without limitation such Participant’s failure to apply the after-tax proceeds of the Program Bonus (as defined below) towards the payment of premiums into an Approved Policy (as defined below) or the termination or surrender of such Participant’s Approved Policy.

3.                                       Description of the Program.  Upon the commencement of the Program in August 2003 and upon each anniversary thereof, the Committee shall approve a lump sum cash bonus to each Participant (the “Program Bonus”).  The amount of the Program Bonus for each

Participant shall be determined by the Committee in its sole discretion, based upon such criteria and factors that it shall determine in its sole discretion.  The amounts of the Program Bonuses for each Participant for each Program year shall be submitted to and approved, or disapproved, by the Committee.  For the Program year commencing 2004, the Program Bonuses are set forth on Annex A hereto (under Alternative A).

Upon a Participant’s receipt of a Program Bonus, such Participant shall be required to apply the entire after-tax proceeds of such Program Bonus towards the payment of premiums into a life insurance policy on the life of such Participant which policy has been approved by the Corporation’s most senior human resources officer (an “Approved Policy”).  Such payment into an Approved Policy must occur within 30 days following the Participant’s receipt of the Program Bonus.  The Corporation may develop such criteria as it determines reasonable and appropriate with respect to whether an insurance policy qualifies as an Approved Policy.

Unless the Committee determines otherwise, instead of applying all or part of the Program Bonus towards an Approved Policy, each Participant may elect to defer receipt of all or part of the Program Bonus and apply the proceeds into the Corporation’s Deferred Compensation Plan, subject to execution of necessary deferral election forms.  If a Participant makes an election to defer the Program Bonus into the Deferred Compensation Plan, then the amount of the Program Bonus may be altered as set forth on Annex A hereto (under Alternative B).

There is no requirement hereunder that Program Bonuses to respective Participants be of equal value, or that Approved Policies have equivalent terms and conditions or face amounts.

Each participant (or his or her duly established insurance trust) shall at all times be the sole owner of the Approved Policy and shall maintain all rights under such Approved Policy.  Each Participant shall remain obligated to maintain his or her Approved Policy, and to make all required premium contributions.  Participants shall not take policy loans or surrender any portion of an Approved Policy without the written approval of the Corporation.  Any required premium payments into an Approved Policy in excess of the after-tax proceeds of the Program Bonus will be the sole responsibility of the Participant.  Notwithstanding the foregoing or anything to the contrary herein, each Participant may assign ownership of his/her policy to an appropriate insurance trust approved by the Corporation, and upon such approval, the Corporation will recognize as appropriate such trust’s ownership of such policy in accordance with the provisions hereunder.

For each of the initial Participants listed in paragraph 1 above, the initial Program Bonus will be made following each such Participant (i) providing the Corporation with a written acknowledgment stating they understand and agree with the terms of the Program and (ii) executing (or obtaining appropriate execution of) such appropriate documents as requested by the Corporation transferring all rights under their existing split dollar insurance policies to the Corporation.

3.                                       Amendment and Termination.  The Corporation intends to maintain the Program for each Participant so long as each such Participant remains an officer of the Corporation; provided, however, that the Corporation retains the right to amend, modify or terminate the Program at any time by the Committee in its sole and absolute discretion.  In the event the Program is terminated because it is determined to be unlawful, the Corporation will use its reasonable efforts to provide each Participant with an equitable replacement benefit.  Upon the termination of the Program, no further Program Bonuses shall be paid, however each Participant shall retain all rights in respect of their respective Approved Policies.  Except as provided above, upon the termination of the Program, no Participant will be entitled to any benefits or consideration in lieu of participation.  The termination or amendment of the Program will not be deemed to constitute a constructive discharge of any Participant under applicable law or the employment agreement of any Participant, and will not be deemed to constitute a breach of any employment agreement of any Participant.

5.                                       Miscellaneous.  Any determinations made by the Committee in respect of the Program shall be final and binding on all parties, including Participants and the Corporation.  Nothing contained herein is intended to provide any Participant a right to continued employment with the Corporation.  Nothing contained herein is intended to modify or amend any provision in any employment agreement between the Corporation and any Participant.

Cendant Corporation
2003 Executive Life Insurance Program

Annex A

Participant	Alternative A-Policy Program Bonus Amount		Alternative B-Deferred Comp Program Bonus Amount

Jim Buckman	$166,047		$135,328
Steve Holmes	$62,795	(1)	$80,128
Ron Nelson	$118,078		$96,233
Richard Smith	$96,582		$91,833
Sam Katz	$63,039		$51,377
Kevin Sheehan	$131,530		$119,473
Tom Christopoul	$56,820		$54,027
Scott Forbes	$80,498		$76,540

(1)  Existing policy would remain in effect, Cendant would terminate its rights under Collateral Assignment and gift the value in the policy to Mr. Holmes.